Exhibit 10.6J

2025 FORM OF

RELATIVE TSR-BASED PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”) is made as of the Grant Date, by and between Omega Healthcare Investors, Inc. (the “Company”) and                             (the “Recipient”).

Upon and subject to this Agreement (including the Terms and Conditions and the Exhibit which are attached hereto and incorporated herein as part of this Agreement) the Company hereby awards as of the Grant Date to the Recipient the opportunity to earn and vest in Restricted Stock Units (the “Restricted Stock Units Grant” or the “Award”). Underlined and capitalized captions in Items A through J below shall have the meanings therein ascribed to them. Other capitalized terms used in this Agreement are defined in Section 16 of the Terms and Conditions. Capitalized terms that are used but not defined in this Agreement shall have the meaning ascribed to them in the Plan.

A.	Grant Date: [GRANT DATE].
B.	Plan (under which Restricted Stock Units Grant is granted): Omega Healthcare Investors, Inc. 2018 Stock Incentive Plan.
C.

Restricted Stock Units: The Recipient shall have an opportunity to earn and vest in a maximum of           Restricted Stock Units, each of which represents the contingent right of the Recipient to earn and vest in up to the same number of shares of the Company’s common stock (“Common Stock”), subject to adjustment as provided in the Terms and Conditions.

D.

Vesting Schedule: The Restricted Stock Units shall be earned and vest according to Exhibit 1 (the “Vesting Schedule”). The Restricted Stock Units which have become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Stock Units.” Each Vested Stock Unit represents the Company’s unsecured obligation to issue one (1) share of Common Stock.

E.

Distribution Date of Vested Shares. Shares of Common Stock attributable to Vested Stock Units (“Vested Shares”) shall be issued and distributed within (10) business days following each vesting event or upon the date of a Change in Control, whichever is earlier, subject in either case to receipt from the Recipient of the required tax withholding and Section 14 of the Terms and Conditions. Notwithstanding the foregoing, (i) distribution shall be deferred to the extent provided in any deferral agreement between the Recipient and the Company as a result of the Recipient’s valid deferral election, and (ii) in the case of a Recipient who incurs a separation from service (other than due to death) before one (1) of the Applicable Vesting Dates (or a Change in Control if applicable), distribution will be delayed until within ninety (90) days following separation from service (subject to Section 14 of the Terms and Conditions) if the last day of such ninety (90) day period is later than the Applicable Vesting Date (or the Change in Control if applicable), provided, that if the Recipient has incurred a Qualifying Termination and additional vesting will occur in one (1) calendar year or the following calendar year dependent upon when the Recipient executes the Release, payment will be delayed until the earliest possible date in such following calendar year.

F.

Dividend Equivalents. Each Restricted Stock Unit shall accrue Dividend Equivalents, an amount equal to the dividends paid on one (1) share of Common Stock to a shareholder of record on or after [GRANT DATE] and until the date that the shares of Common Stock attributable to the Vested Stock Units are issued or the Restricted Stock Units are forfeited.

G.

Distribution Dates of Dividend Equivalents. Subject to tax withholding up to the maximum statutory rates, accrued Dividend Equivalents attributable to Restricted Stock Units which become Earned Unvested Restricted Units (as defined in Exhibit 1) shall be distributed to the Recipient within twenty (20) business days following the last day of the Performance Period, and thereafter, future Dividend Equivalents on Earned Unvested Restricted Units and Vested Stock Units shall be distributed to Recipient on the same date on the same date that the related dividends are paid to shareholders of record. Notwithstanding the foregoing or any other provision hereof, distribution of Dividend Equivalents shall be deferred to the extent provided in any deferral agreement between the Recipient and the Company as a result of the Recipient’s valid deferral election and shall be paid in the form provided in such agreement. Dividend Equivalents on Restricted Stock Units which do not become Earned Unvested Restricted Units are forfeited.

H.

Non-Competition Provisions: The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to enter into competition with the Company or its Affiliates or to work for a business which is in a similar business to that of the Company or of an Affiliate, the Recipient will abide by such provisions. Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area, on the Recipient‘s own behalf, or in the service of or on behalf of others, and whether as an employee, a consultant or otherwise, provide managerial services or management consulting services substantially similar to those the Recipient provides for the Company or an Affiliate to any Competing Business. As of the Grant Date, the Recipient acknowledges and agrees that the Recipient provides services to the Company throughout the Area.

I.

Non-Solicitation Provisions: The Recipient acknowledges that if the Recipient is subject to any provisions then in effect in the employment agreement between the Recipient and the Company or an Affiliate that limit the ability of the Recipient to solicit clients or employees of the Company or its Affiliates, the Recipient will abide by such provisions.

Further, the Recipient agrees that if there is no such employment agreement or there are no such provisions in the employment agreement, during the Applicable Period, the Recipient will not, on the Recipient’s own behalf or in the service of or on behalf of others:

(i)solicit any individual or entity which is an actual client of the Company or any of its Affiliates as of the Determination Date with whom the Recipient had direct material contact while the Recipient was an employee of the Company or an Affiliate, for the purpose of offering services substantially similar to those offered by the Company or an Affiliate, or

(ii)solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom the Recipient had contact during the then most recent year of the Recipient’s employment with the Company or an Affiliate.

The Recipient shall not be deemed to be in breach of Item I(ii) solely because an employer for whom the Recipient performs services solicits, diverts, or hires a management level employee of the Company or an Affiliate, provided that the Recipient does not engage in the activity proscribed by Item I(ii).

J.

Acknowledgement: The Recipient acknowledges and agrees that the Recipient’s agreement to and compliance with the provisions of this Agreement, including without limitation Item H and Item I above, are conditions to the effectiveness of the grant of the Award, and further acknowledges and agrees that the Recipient’s noncompliance with Item H or Item I above can result in a forfeiture and/or recovery of all or part of the Award to the extent provided in the Vesting Schedule. The Recipient also acknowledges and agrees that the forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any breach during the Applicable Period by the Recipient of the Restrictive Provisions or the Intellectual Property Agreement, except to the extent provided otherwise in the last paragraph of the Vesting Schedule. In the event that any provision of this Agreement is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike or sever any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to render the provision reasonable and then to enforce the provision to the maximum extent permitted by law.

IN WITNESS WHEREOF, the Company and the Recipient have executed and agree to be bound by this Agreement as of the Grant Date set forth above.

OMEGA HEALTHCARE INVESTORS, INC.

By:

Name:

Title:

THE RECIPIENT

By:

Name:

TERMS AND CONDITIONS TO THE

RELATIVE TSR-BASED PERFORMANCE RESTRICTED STOCK UNITS AGREEMENT PURSUANT TO

THE OMEGA HEALTHCARE INVESTORS, INC. 2018 STOCK INCENTIVE PLAN

1.Vested Stock Units. The Company shall issue in book-entry form in the name of the Recipient, or issue and deliver to the Recipient a share certificate representing, the Vested Shares on the Distribution Date of Vested Shares.

2.Tax Withholding, Dividends Equivalents. Payment of Dividend Equivalents is subject to required tax withholding.

3.Tax Withholding, Shares.

(a)The minimum required amount of the tax withholding obligations imposed on the Company, or at the Company’s discretion if tax withholding is required, tax withholding up to the maximum statutory rates, by reason of the issuance of the Vested Shares shall be satisfied by reducing the actual number of Vested Shares by the number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock on the Distribution Date of Vested Shares, is sufficient, together with cash in lieu of any fractional share, to satisfy such tax withholding, assuming that (i) the Recipient does not make a valid election to satisfy tax withholding in cash pursuant to Subsection (b), and (ii) the Committee does not determine that tax withholding will be required to be satisfied in another manner.

(b)However, the Recipient may elect in writing by notice to the Company received at least ten (10) days before the earliest Distribution Date of Vested Shares to satisfy such tax withholding obligation in cash by the earliest Distribution Date of Vested Shares, as provided in Subsection (a)(i). If the Recipient fails to timely satisfy payment of the cash amount, then Subsection (a) shall apply.

(c)To the extent that the Recipient is required to satisfy the tax withholding obligation in this Section in cash, the Company shall withhold the cash from any cash payments then owed to the Recipient, or if none, the Recipient shall timely remit the cash amount.

(d)If the Recipient does not timely satisfy payment of the tax withholding obligation, the Recipient will forfeit the Vested Shares.

4.Restrictions on Transfer of Restricted Stock Units. Except for the transfer of any Restricted Stock Units by bequest or inheritance, the Recipient shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Stock Units. Any such disposition not made in accordance with this Agreement shall be deemed null and void. Any permitted transferee under this Section shall be bound by the terms of this Agreement.

5.Change in Capitalization.

(a)The number and kind of shares issuable under this Agreement shall be proportionately adjusted for non-reciprocal transactions between the Company and the holders of Common Stock that cause the per share value of the shares of Common Stock subject to this Award to change, such as a stock dividend, stock split, spinoff, or rights offering (each an “Equity Restructuring”). No fractional shares shall be issued in making such adjustment.

(b)In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Common Stock, or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee shall take such action to make such adjustments with respect to the Restricted Stock Units as the Committee, in its sole discretion, determines in good faith is necessary or appropriate and as is permitted by the Plan, including, without limitation, adjusting the number and class of securities subject to the Award, substituting other securities, property or cash to replace the Award, all as determined in good faith by the Committee to have equivalent value to the Award, removing restrictions on the Award, or terminating the Award in exchange for the cash value determined in good faith by the Committee. Any adjustment pursuant to this Section may provide, in the Committee’s discretion, for the elimination without payment of any fractional shares that might otherwise be subject to the Award, but except as set forth in this Subsection and the Plan may not otherwise diminish the then value of the Award.

(c)All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Recipient. Any action taken by the Committee need not treat all recipients of awards under the Plan equally.

(d)The existence of the Plan and the Restricted Stock Units Grant shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Maryland; provided, however, no Vested Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Recipient resides, and/or any other applicable securities laws.

7.Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

8.Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the Recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

9.Clawback. This Agreement, and any payment in the form of cash or shares of Common Stock made pursuant to this Agreement, is expressly subject to any applicable compensation, clawback, recoupment or similar policies as may be adopted by the Company or its Affiliates in effect from time to time, including, without limitation, the Omega Healthcare Investors, Inc. Incentive Compensation Recovery Policy, whether adopted before or after the Grant Date, or any other clawback rules as may be required by applicable law.

10.Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.Entire Agreement. This Agreement, together with the terms and conditions set forth in the Plan, expresses the entire understanding and agreement of the parties with respect to the subject matter. In the event of a conflict between the terms of the Plan and this Agreement, the Plan shall govern.

12.Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.No Right to Continued Retention. Neither the establishment of the Plan nor the Award shall be construed as giving the Recipient the right to continued service with the Company or an Affiliate.

14.Tax Effects under 409A. It is intended that the Award under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code (the “Code”). All provisions of this Agreement shall be construed consistent with that intent. If and to the extent that the Award does not qualify for an exemption from Code Section 409A, whether as a short-term deferral pursuant to Treas. Regs. Section 1.409A-1(b)(4) or otherwise, notwithstanding any other provision of this Agreement, payment shall be made only in accordance with Code Section 409A, such that if payment is being made as a result of the Recipient’s termination of employment or other cessation of services, that shall be construed to require a “separation from service” as defined under Code Section 409A and payment will be delayed for any “specified employee” as defined under Code Section 409A to the extent required to comply with Code Section 409A(a)(2)(B)(i). The Company does not guarantee to the Recipient that the Award will not be subject to tax under Code Section 409A, and if it is, the Recipient shall be solely responsible for such tax.

15.Headings. Except as otherwise provided in this Agreement, headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

16.Definitions. As used in this Agreement:

“Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.

“Applicable Period” means:

(a)as to the Restrictive Provisions,

(i)the period of time that the Restrictive Provisions are in effect in accordance with the terms of the employment agreement then in effect between the Recipient and the Company or an Affiliate, or

(ii)if there is no such employment agreement or there are no such provisions in the employment agreement, the period of the Recipient’s employment with the Company or an Affiliate, and with respect to the Non-Solicitation Provisions, twelve (12) months thereafter, and with respect to the Non-Competition Provisions, six (6) months thereafter; and

(b)as to the Intellectual Property Agreement, the period of time that any breach of such agreement would be actionable by the Company or an Affiliate pursuant to the terms of such agreement.

“Area” means the states, areas and countries in which the Company or any of its Affiliates owns, acquires, develops, invests in, leases, finances the ownership of, or finances the operation of any skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Beginning Stock Price” means the average closing price per share of Common Stock for the months of November and December [YEAR] on the exchange on which Common Stock is traded, which is $         .        .

“Below Threshold Relative TSR” means that Relative Total Shareholder Return is less than -[THRESHOLD] basis points.

“Board” means the Board of Directors of the Company.

“Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of or financing the operation of skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, or other residential healthcare-related real estate.

“Cause” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Cause shall mean the occurrence of any of the following events:

(a)willful refusal by the Recipient to follow a lawful direction of any person to whom the Recipient reports or the Chief Executive Officer of the Company, provided the direction is not materially inconsistent with the duties or responsibilities of the Recipient’s position with the Company or an Affiliate, which refusal continues after such person or the Chief Executive Officer of the Company has again given the direction in writing;

(b)willful misconduct or reckless disregard by the Recipient of the Recipient’s duties or with respect to the interest or material property of the Company or an Affiliate;

(c)material breach by the Recipient of any of the Restrictive Provisions;

(d)material breach by the Recipient of any provision of the Intellectual Property Agreement;

(e)any act by the Recipient of fraud against, material misappropriation from or significant dishonesty to either the Company or an Affiliate, or any other party, but in the latter case only if in the reasonable opinion of the Chief Executive Officer of the Company, such fraud, material misappropriation, or significant dishonesty could reasonably be expected to have a material adverse impact on the Company or its Affiliates; or

(f)commission by the Recipient of a felony as reasonably determined by the Chief Executive Officer of the Company.

“Change in Control” means any one of the following events which occurs following the Grant Date:

(a)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation, of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities;

(b)the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee benefit plan of the Company or an Affiliate, or any corporation or other entity pursuant to a reorganization, merger or consolidation of equity securities of the Company, resulting in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(c)individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(d)a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e)the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation or other entity pursuant to a reorganization, merger or consolidation, of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (i) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (ii) by reason of any actions or events in which the Recipient participates in a capacity other than in his capacity as an officer, employee, or director of the Company or an Affiliate.

“Competing Business” means any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company.

“Determination Date” means with respect to determining compliance with a covenant of this Agreement (a) while the Recipient remains employed by the Company or an Affiliate, the date as of which compliance is being determined, and (b) after the Recipient’s termination of employment, the date of the Recipient’s termination of employment.

“Ending Stock Price” means the average closing price per share of Common Stock for the months of November and December [YEAR] on the exchange on which Common Stock is traded, unless a Change in Control occurs on or before December 31, [YEAR], in which case the term means the value per share determined as of the date of the Change in Control, such value to be determined by the Committee in its reasonable discretion based on the actual or implied price per share paid in the Change in Control transaction.

“Ending Value of Reinvested Dividends” means the dollar amount equal to the Ending Stock Price multiplied by the total number of shares hypothetically purchased with the dividends declared to a shareholder of record during the Performance Period, assuming that each dividend is re-invested in Common Stock at the closing price per share on the last business day before the ex-dividend date. For purposes of this calculation, the dividends declared to a shareholder of record during the Performance Period will initially be calculated on one (1) share of Common Stock beginning as of the first dividend declaration date during the Performance Period, and as of each dividend declaration date during the Performance Period thereafter, the dividends will be calculated with respect to the sum of one (1) share of Common Stock plus the cumulative number of shares of Common Stock hypothetically purchased prior to such dividend declaration date. The “Ending Value of Reinvested Dividends” can also be expressed as the following formula:

Ending Value of Reinvested Dividends = (Ending Stock Price x Total Number of Shares Hypothetically Purchased with Reinvested Dividends)

Total Number of Shares Hypothetically Purchased with Reinvested Dividends = (Number of Shares Hypothetically Purchased with First Reinvested Dividend + the sum of the Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend)

Number of Shares Hypothetically Purchased with First Reinvested Dividend = ((dividend declared to a shareholder of record during the Performance Period calculated on one (1) share of Common Stock as of the first dividend declaration date during such period)/closing price per share of Common Stock on the last business day before the ex-dividend date)

Number of Shares Hypothetically Purchased with each Subsequent Reinvested Dividend = ((each dividend declared to a shareholder of record after the first dividend declaration date during the Performance Period calculated on the sum of the one (1) share of Common Stock beginning as of the first dividend declaration date + the number of shares hypothetically purchased with reinvested dividends before such subsequent dividend declaration date)/closing price per share of Common Stock on the last business day before the related ex-dividend date)

“Good Reason” shall have the meaning set forth in the employment agreement then in effect between the Recipient and the Company or an Affiliate, or, if there is none, then Good Reason shall mean the occurrence of an event listed in (a) through (c) below:

(a)the Recipient experiences a material diminution of the Recipient’s responsibilities of the Recipient’s position, as reasonably modified by any person to whom the Recipient reports or the Chief Executive Officer of the Company from time to time, such that the Recipient would no longer have responsibilities substantially equivalent to those of other employees holding equivalent positions at companies with similar revenues and market capitalization;

(b)the Company or the Affiliate which employs the Recipient reduces the Recipient’s annual base salary or annual bonus opportunity at high, target or threshold performance as a percentage of annual base salary; or

(c)the Company or the Affiliate which employs the Recipient requires the Recipient to relocate the Recipient’s primary place of employment to a new location that is more than fifty (50) miles from its current location (determined using the most direct driving route), without the Recipient’s consent;

provided however, as to each event in Subsection (a) through (c),

(i)the Recipient gives written notice to the Company within ten (10) days following the event or receipt of notice of the event of the Recipient’s objection to the event;

(ii)the Company or the Affiliate which employs the Recipient fails to remedy the event within ten (10) days following the Recipient’s written notice; and

(iii)the Recipient terminates his employment within thirty (30) days following the Company’s and the Affiliate’s failure to remedy the event.

“High Relative TSR” means that Relative Total Shareholder Return is +[HIGH] basis points or more.

“Intellectual Property Agreement” means that certain agreement entitled “Intellectual Property Agreement” previously entered into between the Company and the Recipient.

“Non-Competition Provisions” means the provisions under the title “Non-Competition Provisions” heading in Item H above of this Agreement.

“Non-Solicitation Provisions” means the provisions under the title “Non-Solicitation Provisions” heading in Item I above of this Agreement.

“Performance Period” means the period from and including [GRANT DATE] through the earlier of December 31, [YEAR] or the date of a Change in Control.

“Relative Total Shareholder Return” means Total Shareholder Return expressed as a positive or negative number of basis points relative to the total shareholder return reported for the FTSE NAREIT Equity Health Care Index (the FACTSET identifier of which is FN11XXXX (the “Index”)) for the Performance Period. For this purpose, the total shareholder return for the Index shall be calculated using methodologies analogous in all material respects to those used for the calculation of Total Shareholder Return, and the average closing price per share for the November and December at the end, and before the beginning, of the Performance Period shall also be used for calculating total shareholder return for the Index.

“Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Recipient in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form provided by the Company (which, if the Recipient is a party to an employment agreement with the Company or an Affiliate and the Recipient’s right to receive severance pay in connection with a qualifying termination of employment thereunder is contingent on the execution and non-revocation of a release agreement in substantially the form attached to the employment agreement, will be substantially the same form of release agreement attached to the employment agreement); provided, however, the Company may make any changes to the Release as it determines to be necessary only to ensure that the Release is enforceable under applicable law.

“Restrictive Provisions” means the Non-Competition Provisions and the Non-Solicitation Provisions.

“Retirement” means voluntary resignation by a Recipient after having reached at least age sixty-two (62) and having performed at least ten (10) years of service with the Company, any subsidiary and/or any company that is acquired directly or indirectly by the Company. In addition, a Recipient must give at least six (6) months prior written notice of resignation for such voluntary resignation to qualify as “Retirement.” The Recipient may give the required notice before satisfying the age and service requirements for Retirement, provided the Recipient satisfies the age and service requirements as of the effective date of Retirement.

“Target Relative TSR” means that Relative Total Shareholder Return is +[THRESHOLD] basis points.

“Threshold Relative TSR” means that Relative Total Shareholder Return is -[TARGET] basis points.

“Total Shareholder Return” means the compound annual growth rate (also known as “CAGR”), expressed as a percentage, of an investment in one (1) share of Common Stock over the Performance Period, based on the Ending Stock Price plus the Ending Value of Reinvested Dividends, as compared to the Beginning Stock Price, and using the following formula:

(((Ending Stock Price + Ending Value of Reinvested Dividends)/Beginning Stock Price)^(1/3)) – 1

“Vesting Period” means the period beginning on the day after the last day of the Performance Period and ending December 31, [YEAR]; provided however, that if a Change in Control occurs during or before such period, the last day of the Vesting Period same be deemed to be the date of the Change in Control.

EXHIBIT 1

VESTING SCHEDULE

A.

Active Employee: The number of Restricted Stock Units is set forth under the heading “High Relative TSR” in the Relative TSR Chart below and represents the maximum potential number of units that can be earned. Except as provided in the remainder of this Vesting Schedule, the number of Restricted Stock Units that is earned (the “Earned Unvested Restricted Units”) is determined as of the last day of the Performance Period based on the level of Relative Total Shareholder Return attained for the Performance Period as shown in Relative TSR Chart set forth below and the Recipient shall vest in twenty-five percent (25%) of the Earned Unvested Restricted Units, which shall then become Vested Stock Units, as of the last day of each calendar quarter during the Vesting Period only if the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period and through the last day of such calendar quarter.

“Relative TSR Chart”

Below Threshold Relative TSR	*Threshold Relative TSR	*Target Relative TSR	*High Relative TSR
Zero Earned Unvested Restricted Units

*

If Relative Total Shareholder Return falls between Threshold Relative TSR and Target Relative TSR or between Target Relative TSR and High Relative TSR, the number of Earned Unvested Restricted Units under the Relative TSR Chart shall be determined by linear interpolation.

Notwithstanding the forgoing, if during the Applicable Period and while the Recipient remains an employee, director or consultant of the Company or an Affiliate, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Common Stock issued within one (1) year before the breach that was attributable to Vested Stock Units, or if such Common Stock had been sold in an arm’s length transaction by the Recipient, the proceeds of such sale as determined by the Board. The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise. Any subsequent provision of this Vesting Schedule providing for vesting in the specified circumstances shall not override the compensation recovery provisions of this Item A.

B.

Disability, Good Reason or without Cause Termination or Retirement. Except as provided in Item E below, if, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s Disability,

the Recipient’s resignation from the Company and all Affiliates for Good Reason, or the termination of the Recipient’s employment by the Company and its Affiliates without Cause or the Recipient ceases services as an employee of the Company and all Affiliates due to Retirement (each such event referred to as a “Qualifying Termination”):

(i)

during the Performance Period, the Recipient shall vest on the same dates as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period (the “Applicable Vesting Dates”), subject to the Release requirement below, in the same number of Earned Unvested Restricted Units as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period, but multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the date of such event and the denominator of which is 1,095 (i.e., 365 x 3), or

(ii)

during the Vesting Period, the Recipient shall vest on each Applicable Vesting Date in the same number of Earned Unvested Restricted Units as if the Recipient were to remain an employee of the Company or an Affiliate through the last day of the Vesting Period, subject to the Release requirement below.

; provided however, that as a condition to the vesting provided in clauses (i) and (ii) above, the Recipient shall be required to execute within the twenty-one (21) day period provided therein (forty-five (45) days in the case of a group termination) and not revoke with the seven (7) day revocation period provided therein, the Release, which the Company shall provide to the Recipient as soon as feasible but not later than thirty (30) days following the Qualifying Termination, and provided further, the vesting provided in clause (i) or (ii) above shall not occur if before the earlier of the Applicable Vesting Date or the end of the Applicable Period, the Recipient breaches any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Earned Unvested Restricted Units that have not previously vested and been paid in Vested Shares shall be immediately forfeited as of the date of such breach.

C.

Death after Qualifying Termination. Except as provided in Item E below, if Item B of this Vesting Schedule applies and the Recipient thereafter dies before the date that all vesting occurs that is provided for pursuant to Item B, then the vesting there provided shall be accelerated to the later of the date of the Recipient’s death or the last day of the Performance Period; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Earned Unvested Restricted Units that have not previously vested and been paid in Vested Shares shall be immediately forfeited as of the date of such breach.

Exhibit 1 – Page 2

D.

Death while Employed. Except as provided in Item E below, if the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death during the Performance Period or the Vesting Period, the Recipient shall vest in the same number of Earned Unvested Restricted Units as if the Recipient’s death were a Qualifying Termination pursuant to Item B of this Vesting Schedule, except that the vesting there provided shall be accelerated to the later of the date of the Recipient’s death or the last day of the Performance Period; provided however, that such vesting shall not occur if during the Applicable Period and before the date of death, the Recipient breached any of the Restrictive Provisions or the Intellectual Property Agreement, and in such event, all Earned Unvested Restricted Units that have not previously vested and been paid in Vested Shares shall be immediately forfeited as of the date of such breach.

E.

Change in Control. Notwithstanding Items A through D of this Vesting Schedule, if a Change in Control occurs on or after the Grant Date and on or before December 31, [YEAR], and (i) the Recipient remains an employee, director or consultant of the Company or an Affiliate during the entire Performance Period until the date of the Change in Control, or (ii) within sixty (60) days before the Change in Control, the Recipient incurs a Qualifying Termination (subject, in the case of such Qualifying Termination, to the requirement that the Recipient shall be required to execute within the twenty-one (21) day period provided therein (forty-five (45) days in the case of a group termination) and not revoke with the seven (7) day revocation period provided therein, the Release, which the Company shall provide to the Recipient as soon as feasible but not later than thirty (30) days following the Qualifying Termination) or ceases services as an employee, director or consultant of the Company and all Affiliates due to the Recipient’s death, the Recipient shall be one hundred percent (100%) vested in, as of the date of the Change in Control, subject to the foregoing Release requirement if applicable:

1.

if the Change in Control occurs on or before December 31, [YEAR], the number of Earned Unvested Restricted Units determined from the Relative TSR Chart based on the level of Relative Total Shareholder Return achieved for the Performance Period through the date of the Change in Control, or

2.

if the Change in Control occurs after December 31, [YEAR], the number of Earned Unvested Restricted Units determined in the Relative TSR Chart that were actually earned for the Performance Period which have not previously become Vested Stock Units.

F.

Voluntary Resignation or Cause Termination. Restricted Stock Units which have not become Vested Stock Units as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, except as provided in Items B through E of this Vesting Schedule, shall be forfeited. Further, if (i) before a Change in Control, the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to (1) the Recipient’s voluntary resignation without Good Reason (and not due to Disability or Retirement) or (2) the termination of the Recipient’s employment by the

Exhibit 1 – Page 3

Company and its Affiliates for Cause, and (ii) during the Applicable Period, the Recipient breaches the Restrictive Provisions or the Intellectual Property Agreement, the Board is permitted to require the Recipient to return to the Company any Common Stock issued within one (1) year before the Recipient’s cessation of services that was attributable to Vested Stock Units, or if such Common Stock had been sold in an arm’s length transaction by the Recipient, the proceeds of such sale as determined by the Board. The amount of the recovery shall be determined without regard to any taxes paid by or withheld from the wages of the Recipient unless the Board shall determine otherwise.

G.

General Forfeiture Provisions. Restricted Stock Units which have not become Earned Unvested Restricted Units as of the last day of the Performance Period shall be forfeited. Restricted Stock Units which have not become Vested Stock Units as of the earliest of (i) December 31, [YEAR], (ii) except as provided in Items B through E of this Vesting Schedule, as of the Recipient’s cessation of services as an employee, director, or consultant of the Company and all Affiliates, or (iii) the date provided in Item E, shall be forfeited, and once a forfeiture occurs no provision of this Vesting Schedule shall be construed to reinstate the forfeiture. The forfeitures and compensation recoveries provided for in this Agreement in connection with any breach during the Applicable Period by a Recipient of the Restrictive Provisions or the Intellectual Property Agreement shall not be the Company’s sole remedy, and nothing in this Agreement limits the Company’s right to seek damages, injunctive relief or other legal or equitable relief in case of any such breach; provided, however, if the Recipient is not a party to an employment agreement with the Company or an Affiliate as of the date of termination of employment and the Recipient ceases services as an employee, director or consultant of the Company and all Affiliates due to a Qualifying Termination, the Company’s sole remedy with respect to a breach by the Recipient during the Applicable Period of the Non-Competition Provisions will be the forfeiture provided in Item B of this Vesting Schedule; provided further, such limitation to the Company’s remedies shall not apply to the Recipient’s breach during the Applicable Period of the Non-Solicitation Provisions or the Intellectual Property Agreement.

H.	Fractional Units. If any calculation in this Vesting Schedule results in a fractional number of Vested Stock Units, the number of Vested Stock Units shall be rounded to the closest whole number.

Exhibit 1 – Page 4